Exhibit 99.1

NEWS RELEASE

Media Contacts:

Fred Kornberg, President and Chief Executive Officer

Robert G. Rouse, Chief Financial Officer

(631) 777-8900

info@comtechtel.com

COMTECH TELECOMMUNICATIONS CORP. ANNOUNCES SIGNING OF AGREEMENT TO ACQUIRE THE BUSINESS OF TOLT TECHNOLOGIES

Melville, NY, January 19, 2005 – Comtech Telecommunications Corp. (Nasdaq: CMTL) announced today that its newly formed subsidiary, Comtech Tolt Technologies, Inc., has entered into an agreement to acquire certain assets and assume certain liabilities of Tolt Technologies, Inc., a mobile technology solutions company.

Tolt Technologies, which is based in Gig Harbor, Washington, has significant experience in providing turnkey employee mobility solutions to large enterprises such as Microsoft and Boeing, including hands-on experience with customers that have trucking fleets such as Praxair and Golden State Overnight.

This transaction will be the next step in Comtech Mobile Datacom Corp.’s entry into the commercial mobile data communications market. The combination of (i) Comtech Mobile Datacom’s superior hardware offerings, state-of-the-art network operations center and solid reputation with its customers and (ii) Tolt’s ability to provide handheld devices, tailored software solutions and services, will provide commercial transportation customers with an integrated approach to their mobile communications needs: both in and outside the cab.

In addition, the acquisition will provide Comtech’s emerging commercial operation in this area with the appropriate scale to ensure it has the necessary level of seasoned sales, installation and support service personnel to grow its commercial sales.

Upon the resolution of various closing conditions including the completion of due diligence, Comtech will purchase the business of Tolt, including inventory, for $3.5 million plus an earn-out of $500,000 based on the achievement of fiscal 2006 sales goals. The transaction is expected to close on or about February 1, 2005. Tolt’s sales in 2004 were approximately $17 million. The transaction is expected to be neutral to Comtech’s fiscal 2005 results and accretive in fiscal 2006.

Fred Kornberg, President and Chief Executive Officer of Comtech Telecommunications Corp., said, “Tolt will assist us in ensuring that we continue to address the commercial side of our mobile data communications business in a thoughtful way. For a relatively modest purchase price, we will be acquiring a business of scale, an infrastructure to support our internal efforts particularly on the sales side, as well as the ability to provide our customers with both in-vehicle and in-warehouse solutions.”

Comtech Mobile Datacom Corp., a Germantown, Maryland-based company, is engaged in the provision of satellite-based packet data communication systems and location and messaging services. To learn more about Comtech Mobile Datacom, please visit the company’s website at www.comtechmobile.com.

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Comtech Telecommunications Corp. designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company conducts its business through three complementary segments: telecommunications transmission, mobile data communications, and RF microwave amplifiers. The Company offers niche products, systems and services where it believes it has technological, engineering, systems design or other expertise that differentiate its product offerings.

Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL

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